UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 16, 2008 (October 10, 2008)

MASSEY ENERGY COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-7775	95-0740960
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 North 4th Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 788-1800

N/A

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 10, 2008, Massey Energy Company’s (the “Registrant’s”) wholly owned and sole, direct operating subsidiary, A.T. Massey Coal Company, Inc. (the “Company”), acting as administrative borrower, individually and as agent on behalf of the other loan parties, entered into a fourth amendment (the “Fourth Amendment”) to that certain Amended and Restated Credit Agreement, dated August 15, 2006, among the Company, the other borrowers, The CIT Group/Business Credit, Inc., as collateral agent and security trustee, UBS AG, Stamford Branch, as administrative agent, and the required lenders, which provides for available borrowings, including letters of credit, of up to $175 million (as amended previously on March 12, 2007, July 19, 2007 and March 10, 2008, the “Credit Agreement”).

The Fourth Amendment was entered into to include provisions in the Credit Agreement for the Registrant’s 3.25% Convertible Senior Notes due August 1, 2015, issued by the Registrant in August 2008 (the “3.25% Notes”). The Fourth Amendment (i) includes references to the 3.25% Notes in certain definitions, (ii) excludes the 3.25% Notes and any refinancing or renewal of the 3.25% Notes from Indebtedness which is restricted under the Credit Agreement and (iii) permits payment of dividends from the borrowers to the Registrant, provided the proceeds are used to, among certain other matters, purchase, redeem or pay interest on debt related to the 3.25% Notes.

Several of the lenders under the Credit Agreement and their affiliates have various relationships with the Registrant and the Company and their subsidiaries involving the provision of financial services, including investment banking, commercial banking, advisory, cash management, custody and trust services, for which they have received customary fees, and may do so again in the future.

A copy of the Fourth Amendment is attached hereto as Exhibit 10.1 and is hereby incorporated into this Item 1.01.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Fourth Amendment to Amended and Restated Credit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2008

MASSEY ENERGY COMPANY

By:	/s/ Richard R. Grinnan
Richard R. Grinnan
Vice President and Corporate Secretary

Exhibit Index

Exhibit 10.1	Fourth Amendment to Amended and Restated Credit Agreement